FORM OF

SUPPORT AGREEMENT

     THIS SUPPORT AGREEMENT (this “Agreement”), is entered into as of this __th day of April, 2005, by and between SmithKline Beecham Corporation, a Pennsylvania corporation (doing business as GlaxoSmithKline) (“Parent”), and the undersigned stockholder (the “Stockholder”) of Corixa Corporation, a Delaware corporation (the “Company”).

     A. The Stockholder is, as of the date hereof, the record and beneficial owner of the number of shares of common stock, par value $0.001 per share, of the Company (the “Company Common Shares”), set forth opposite the name of the Stockholder on Schedule 1 hereto;

     B. Concurrently herewith, Parent, GSK Delaware Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, (i) for Merger Sub to merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) and (ii) for each Company Common Share and each share of the Company’s Preferred Stock to be converted into a right to receive a cash payment, all upon the terms and subject to the conditions set forth in the Merger Agreement; and

     C. As a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, the Stockholder has agreed to enter into this Agreement.

     D. Capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

     Section 1. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

               (a) The Stockholder is the record and beneficial owner of the Company Common Shares set forth opposite his, her or its name on Schedule 1 to this Agreement (such Company Common Shares, together with any Company Common Shares acquired by the Stockholder after the date of this Agreement, whether upon the exercise of options to purchase Company Common Shares or otherwise, all as may be adjusted from time to time pursuant to Section 5 hereof, the “Shares”). Schedule 1 lists separately each option issued to the Stockholder and the exercise price thereof.

               (b) The Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

               (c) This Agreement has been duly executed and delivered by the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement thereof may be limited against such Stockholder by (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting enforcement of creditors’ rights or remedies in general as from time to time in effect or (ii)      the exercise by courts of equity powers.

               (d) The execution and delivery of this Agreement by the Stockholder, the performance of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby will not result in a violation or breach of, or constitute a default under, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder or his, her or its assets are bound. The consummation by the Stockholder of the transactions contemplated hereby will not violate any provision of any Law or Order applicable to the Stockholder.

               (e) If the Stockholder is a business entity, the Stockholder is an entity duly organized and validly existing under the Laws of the jurisdiction in which it is incorporated or constituted, and the Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

               (f) The Shares owned by the Stockholder are now, and at all times during the term hereof will be, held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances whatsoever on title, transfer, or exercise of any rights of a stockholder in respect of such Shares (collectively, “Encumbrances”), except for any such Encumbrances arising hereunder or as set forth on Schedule 1.

               (g) The Stockholder has, and at all times during the term hereof will have, sole voting and dispositive power over all of the Shares.

     Section 2. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder as follows:

               (a) Parent is a public limited company duly organized and validly existing under the Laws of England and Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

               (b) Parent has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Parent of this Agreement have been duly authorized by all necessary corporate or company action and no other corporate or company proceedings on the part of Parent are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Stockholder, constitutes a legal, valid and binding obligation of Parent enforceable against it in accordance with its terms, except as enforcement thereof may be limited against Parent by (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers.

               (c) The execution and delivery of this Agreement by Parent, the performance of this Agreement by it and the consummation by it of the transactions contemplated hereby will not result in a violation or breach of, or constitute a default under, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Parent is a party or by which Parent is bound. The consummation by Parent of the transactions contemplated hereby will not violate any provision of any Law or Order applicable to Parent.

     Section 3. Transfer of the Shares. Prior to the termination of this Agreement, the Stockholder agrees that, except pursuant to this Agreement, it will not: (a) transfer, assign, sell, gift-over, pledge or otherwise dispose of or encumber, or consent to any of the foregoing (“Transfer”), any or all of the Shares or any right or interest therein; (b) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (c) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares; (d) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares; or (e) take any other action that would in any way restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder or the transactions contemplated hereby.

     Section 4. Voting Arrangements.

               (a) The Stockholder agrees with Parent that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company (a “Company Stockholders’ Meeting”), however called, and at every adjournment or postponement thereof, he, she or it shall (i) appear at the Company Stockholders’ Meeting or otherwise cause his, her or its Shares to be counted as present thereat for purposes of establishing a quorum, (ii) vote, or execute consents in respect of, his, her or its Shares, or cause his, her or its Shares to be voted, or consents to be executed in respect thereof, in favor of the Merger and approval and adoption by the Company Stockholders of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in the Merger Agreement (including any revised or amended Merger Agreement among Parent, Merger Sub, and the Company approved by the Company Board of Directors; provided, that such revised or amended Merger Agreement does not reduce the Merger Consideration payable to the Stockholder), and any action required in furtherance thereof and

(iii) vote, or execute consents in respect of, his, her or its Shares, or cause his, her or its Shares to be voted, or consents to be executed in respect thereof, against (A) any proposal or offer, whether in writing or otherwise, from any Third Party to acquire beneficial ownership (as defined under Rule 13d-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”) of the Company’s manufacturing facility at Hamilton, Montana or all or more than 15% of the assets of the Company, or 15% or more of any class of equity securities in the Company pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions (each, a “Competing Transaction”) or (B) any amendment of the Company Certificate of Incorporation or Company Bylaws or other proposal, action or transaction involving the Company or any of the Company Stockholders, which amendment or other proposal, action or transaction could reasonably be expected to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the consummation of the transactions contemplated by this Agreement or to deprive Parent of any material portion of the benefits anticipated by Parent to be received from the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement, or change in any manner the voting rights of Company Common Shares (collectively, “Frustrating Transactions”) presented to the Company Stockholders (regardless of any recommendation of the Company Board of Directors) or in respect of which vote or consent of the Stockholder is requested or sought.

               (b) No Proxy Solicitation. The Stockholder agrees with Parent that he, she or it shall not, and shall not permit any Affiliate of the Stockholder to: (i) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to a Competing Transaction or a Frustrating Transaction or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement; (ii) initiate a vote or action by written consent in lieu of a Company Stockholders’ Meeting; or (iii) become a member of a “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) with respect to any voting securities of the Company, as applicable, with respect to any matter or transaction described in Section 4(a).

               (c) Irrevocable Proxy. As security for the Stockholder’s obligations under Section 4(a), the Stockholder hereby irrevocably constitutes and appoints Parent as his, her or its attorney and proxy in accordance with the Delaware General Corporation Law (“DGCL”), with full power of substitution and resubstitution, to cause the Shares to be counted as present at any Company Stockholders’ Meetings, to vote his, her or its Shares at any Company Stockholders’ Meeting, however called, and to execute consents in respect of his, her or its Shares as and to the extent provided in Section 4(a). The Stockholder hereby revokes all other proxies and powers of attorney with respect to his, her or its Shares that he, she or it may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be granted except that nothing herein shall prevent the Stockholder from voting, or granting a proxy to a Person instructed to vote, at the 2005 Annual Meeting in favor of the election of the nominees proposed by the Board of Directors, and in favor of the ratification of the selection of auditors.

               (d) The Stockholder represents that any proxies heretofore given in respect of the Shares, if any, are revocable.

               (e) The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to induce Parent to enter into the Merger Agreement and to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 4 or in Section 7, is intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL. If for any reason the proxy granted herein is not irrevocable, then the Stockholder agrees to vote his, her or its Shares in accordance with Section 4(a) above as instructed by Parent in writing. The parties agree that the foregoing is a voting agreement created under Section 218 of the DGCL.

               (f) This irrevocable proxy shall not be terminated by any act of the Stockholder or by operation of Law, whether by the death or incapacity of the Stockholder or by the occurrence of any other event or events (including the termination of any trust or estate for which the Stockholder is acting as a fiduciary or fiduciaries or the dissolution or liquidation of any corporation, partnership or other entity). If between the execution hereof and the Termination Date (as hereinafter defined), the Stockholder should die or become incapacitated, or if any trust or estate holding Company Common Shares should be terminated, or if any corporation or partnership or other entity holding Company Common Shares should be dissolved or liquidated, or if any other such similar event or events shall occur before the Termination Date, certificates representing the Shares shall be delivered by or on behalf of the Stockholder in accordance with the terms and conditions of the Merger Agreement and this Agreement, and actions taken by Parent hereunder shall be as valid as if such death, incapacity, termination, dissolution, liquidation or other similar event or events had not occurred, regardless of whether or not Parent has received notice of such death, incapacity, termination, dissolution, liquidation or other event.

               (g) Appraisal Rights. The Stockholder hereby waives any and all appraisal, dissenter’s and similar rights that the Stockholder may have with respect to the Merger and the other transactions contemplated by the Merger Agreement pursuant to the DGCL or any other Law.

               (h) No Solicitation. Subject to Section 4(i), the Stockholder agrees with Parent that it will not (i) solicit, initiate, intentionally encourage, participate in or otherwise facilitate, directly or indirectly, any inquiries relating to, or the submission of, any Competing Transaction or (ii) directly or indirectly solicit, initiate, intentionally encourage, participate in or otherwise facilitate any discussions or negotiations regarding, or furnish to any Third Party any information or data with respect to or provide access to the properties, offices, books, records, officers, directors or employees of, or take any other action to knowingly, directly or indirectly, solicit, initiate, intentionally encourage, participate in or otherwise facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction.

               (i) Stockholder Capacity. Parent acknowledges that Stockholder does not make any agreement or understanding in Stockholder’s capacity (if applicable) as a director or officer of the Company. The Stockholder executes this Agreement solely in his, her or its capacity as a stockholder of the Company and nothing herein shall limit or affect any actions taken by the Stockholder or the Stockholder’s designee in his, her or its capacity as an officer or director of the Company in conformity with the Merger Agreement.

     Section 5. Certain Events. In the event of any change in the Company Common Shares by reason of a stock dividend, stock split, split-up, recapitalization, reorganization, business combination, consolidation, exchange of shares, or any similar transaction or other change in the capital structure of the Company affecting the Company Common Shares or the acquisition of additional Company Common Shares or other securities or rights of the Company by the Stockholder (whether through the exercise of any options, warrants or other rights to purchase Company Common Shares or otherwise): (a) the number of Shares owned by the Stockholder shall be adjusted appropriately; and (b) this Agreement and the obligations hereunder shall attach to any additional Company Common Shares or other securities or rights of the Company issued to or acquired by the Stockholder. The Stockholder agrees promptly to notify Parent of the number of any additional Shares acquired by the Stockholder (including, without limitation, pursuant to the exercise of options, warrants or other rights) after the date hereof.

     Section 6. Further Assurances. The Stockholder shall, upon request of Parent, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions hereof and to vest in Parent the power to vote the Shares as contemplated by Section 4.

     Section 7. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earliest of: (a) the Effective Time; (b) the termination of the Merger Agreement (the “Termination Date”); and (c) the mutual agreement of the parties to terminate this Agreement; provided, however, that Section 8 shall survive any termination of this Agreement and, if the Merger is consummated, Section 10 shall survive the Merger and the termination of this Agreement.

     Section 8. Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

     Section 9. Public Announcements. The Stockholder agrees that he, she or it will not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Parent, which consent shall not be unreasonably withheld or delayed; provided, however, that such disclosure may be made without obtaining such prior consent if (i) the disclosure is required by Law and (ii) the Stockholder has first used its reasonable efforts to consult with the other parties about the form and substance of such disclosure.

     Section 10. Miscellaneous.

               (a) Nonsurvival of Representations and Warranties. Except as provided in Section 7, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Effective Time.

               (b) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any section of the Agreement) and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery and confirmation of transmission by telephonic notice to the applicable contact person) to the parties or sent by fax (providing proof of transmission and confirmation of transmission by fax to the applicable contact person) at the following addresses or fax numbers (or at such other address or fax number for a party as shall be specified by like notice):

               If to the Stockholder, at the address and to the facsimile number set forth opposite the name of the Stockholder on the signature page hereto:

               with a copy to:

Orrick, Herrington & Sutcliffe LLP 719 Second Avenue, Suite 900 Seattle, WA 98104 Attn: Stephen M. Graham Alan C. Smith Phone: (206) 839-4300 Fax: (206) 839-4301

if to Parent, to

SmithKline Beecham Corporation
(d/b/a GlaxoSmithKline)
2301 Renaissance Boulevard (Mailcode RN0220)
King of Prussia, Pennsylvania 19406-2772
Attn: Vice President and Associate General Counsel
Telephone No.: (610) 787-3626
Fax No.: (610) 787-7084

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 Attn: Victor I. Lewkow Phone: (212) 225-2000 Fax: (212) 225-3999

               (c) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereby” refer to this Agreement.

               (d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

               (e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (together with the Merger Agreement and any other documents and instruments referred to herein and therein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and there are no other or additional agreements between Parent and Merger Sub or any of their respective affiliates, on the one hand, and any Stockholder or his, her or its affiliates, on the other hand, relating to, arising from or otherwise entered into in connection with this Agreement and the transactions contemplated hereby. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies.

               (f) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

               (g) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Parent may transfer this Agreement or any or all of its rights and interests under this Agreement to Merger Sub or another of its Affiliates without the consent of the Stockholder; provided, however, that Parent continues to be liable for the performance of all of the obligations and payments to be made by Parent’s parties and such assignees hereunder if and only to the extent that such assignees do not perform such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective heirs, beneficiaries, executors, representative, successors and assigns.

               (h) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States, this being in addition to any other remedy to which they are entitled at Law or in equity.

               (i) Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(i).

               (j) Jurisdiction and Venue. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any action, suit or claim arising out of or relating to this Agreement (an “Action”), and each of the parties hereto irrevocably agrees that all claims in respect to any Action may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any Action, by the personal delivery of copies of such process to such party. Nothing in this paragraph shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

               (j) Amendment. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

               (k) Representation by Counsel; Construction. Each of the parties to this Agreement was represented by its own counsel in connection with this Agreement and had the opportunity to discuss with such counsel the terms hereof. This Agreement has been drafted with the joint participation of each of the parties hereto and shall be construed to be neither against nor in favor of any party hereto, but rather in accordance with the fair meaning hereof.

     IN WITNESS WHEREOF, Parent and the Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

SMITHKLINE BEECHAM CORPORATION (doing business as GlaxoSmithKline)
By: _________________________________________
Name:
Title:

STOCKHOLDER
_______________________________________________
Address	_____________________________________
_____________________________________
Fax No.:	_____________________________________
_____________________________________

Schedule 1

Name of Stockholder	Number of Shares Held